UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2005 (May 27, 2005)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01 Financial Statement and Exhibits

As previously reported on a Current Report on Form 8-K dated May 27, 2005 (filed May 31, 2005) (the “Initial 8-K”), on May 27, 2005, Advanced Medical Optics, Inc. (“AMO”) completed its acquisition of VISX, Incorporated (“VISX”).

This Form 8-K/A is being filed to amend the Initial 8-K to include the Financial Statements of VISX and the Pro Forma Financial Information relating to AMO’s acquisition of VISX referred to below. Such information should be read in conjunction with the Initial 8-K.

(a) Financial statements of the businesses acquired.

The following financial statements are filed herewith:

•	Audited consolidated balance sheets of VISX as of December 31, 2004 and 2003;

•	Audited consolidated financial information of VISX for the years ended December 31, 2004, 2003 and 2002;

•	Unaudited condensed consolidated interim balance sheets of VISX as of March 31, 2005 and December 31, 2004; and

•	Unaudited condensed consolidated financial information of VISX for the three months ended March 31, 2005 and 2004.

(b) Pro forma financial information.

The following pro forma financial information is filed herewith:

•	Unaudited pro forma financial information as of March 25, 2005;

•	Unaudited pro forma financial information for the year ended December 31, 2004; and

•	Unaudited pro forma financial information for the quarter ended March 25, 2005.

(c) The following material is filed as an exhibit hereto:

23.1 Consent of Independent Registered Public Accounting Firm

VISX, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(In thousands, except share and per share amounts)
ASSETS
Current Assets
Cash and cash equivalents	$14,536	$24,895
Short-term investments	123,872	61,181
Accounts receivable, net of allowances for doubtful accounts of $3,895 and $4,195, respectively	31,584	27,432
Inventories	14,255	11,219
Deferred tax assets and prepaid expenses	22,219	20,477

Total current assets	206,466	145,204
Property and Equipment, net	3,990	3,851
Long-Term Deferred Tax and Other Assets	12,367	14,908

Total Assets	$222,823	$163,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,588	$3,442
Accrued liabilities and other current liabilities	40,579	34,722

Total current liabilities	44,167	38,164

Commitments and Contingencies (Notes 9 and 12)
Stockholders’ Equity:
Common stock—$.01 par value, 180,000,000 shares authorized; 64,990,089 shares issued at December 31, 2004 and 2003	650	650
Additional paid-in capital	200,209	201,108
Less: 15,066,708 and 16,295,297 common stock treasury shares at December 31, 2004 and 2003, respectively, at cost	(242,496)	(258,218)
Accumulated other comprehensive income (loss)	(67)	341
Retained earnings	220,360	181,918

Total stockholders’ equity	178,656	125,799

Total Liabilities and Stockholders’ Equity	$222,823	$163,963

See accompanying notes to consolidated financial statements.

VISX, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2004	2003	2002
	(In thousands, except per share data)
Revenues:
License and other revenues	$117,108	$87,351	$72,524
System revenues	27,790	38,248	48,595
Service and parts revenues	20,960	18,306	18,807

Total revenues	165,858	143,905	139,926

Costs and Expenses:
Cost of license and other revenues	3,533	3,507	3,302
Cost of system revenues	23,623	35,328	33,064
Cost of service and parts revenues	15,230	13,235	14,439
Selling, general and administrative	42,483	38,583	42,537
Research, development and regulatory	21,437	18,647	18,714
Litigation settlement	—	—	9,000

Total costs and expenses	106,306	109,300	121,056

Income From Operations	59,552	34,605	18,870

Other Income:
Interest income	2,035	3,452	5,611

Income Before Provision For Income Taxes	61,587	38,057	24,481
Provision for income taxes	23,145	14,806	9,139

Net Income	$38,442	$23,251	$15,342

Earnings Per Share
Basic	$0.78	$0.47	$0.29

Diluted	$0.76	$0.46	$0.29

Shares Used For Earnings Per Share
Basic	49,229	49,471	53,096

Diluted	50,869	50,937	53,816

See accompanying notes to consolidated financial statements.

VISX, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME

	Common Shares Issued	Common Stock Par Value	Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Income/(loss)	Comprehensive Income	Retained Earnings	Total Stockholders’ Equity
	(In thousands)
Balance, December 31, 2001	64,990	$650	$208,130	$(178,347)	$2,520		$143,325	$176,278
Repurchases of common stock	—	—	—	(42,740)	—		—	(42,740)
Exercise of stock options	—	—	(6,681)	10,566	—		—	3,885
Common stock issued under the Employee Stock Purchase Plan	—	—	(760)	1,773	—		—	1,013
Income tax benefit arising from employee stock option plans			2,011					2,011
Comprehensive income:
Net income	—	—	—	—	—	$15,342	15,342	15,342
Foreign currency translation adjustment	—	—	—	—	37	37	—	37
Adjustment for unrealized holding gains/(losses) on available-for-sale securities	—	—	—	—	(636)	(636)	—	(636)

Comprehensive income						$14,743

Balance, December 31, 2002	64,990	650	202,700	(208,748)	1,921		158,667	155,190
Repurchases of common stock	—	—	—	(63,000)	—		—	(63,000)
Exercise of stock options	—	—	(4,274)	11,336	—		—	7,062
Common stock issued under the Employee Stock Purchase Plan	—	—	(1,078)	2,194	—		—	1,116
Income tax benefit arising from employee stock option plans			3,760					3,760
Comprehensive income:
Net income	—	—	—	—	—	$23,251	23,251	23,251
Foreign currency translation adjustment	—	—	—	—	(48)	(48)	—	(48)
Adjustment for unrealized holding gains/(losses) on available-for-sale securities	—	—	—	—	(1,532)	(1,532)	—	(1,532)

Comprehensive income						$21,671

Balance, December 31, 2003	64,990	650	201,108	(258,218)	341		181,918	125,799
Repurchases of common stock	—	—	—	(16,395)	—		—	(16,395)
Exercise of stock options	—	—	(8,992)	29,437	—		—	20,445
Common stock issued under the Employee Stock Purchase Plan	—	—	(1,226)	2,680	—		—	1,454
Income tax benefit arising from employee stock option plans			9,319					9,319
Comprehensive income:
Net income	—	—	—	—	—	$38,442	38,442	38,442
Foreign currency translation adjustment	—	—	—	—	28	28	—	28
Adjustment for unrealized holding gains/(losses) on available-for-sale securities	—	—	—	—	(436)	(436)	—	(436)

Comprehensive income						$38,034

Balance, December 31, 2004	64,990	$650	$200,209	$(242,496)	$(67)		$220,360	$178,656

See accompanying notes to consolidated financial statements.

VISX, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
Cash Flows From Operating Activities:
Net income	$38,442	$23,251	$15,342
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,028	8,727	4,320
Income tax benefit from exercise of stock options	9,319	3,760	2,011
Provision for doubtful accounts receivable	234	1,686	1,397
Increase (decrease) in cash flows from changes in operating assets and liabilities:
Accounts receivable	(4,388)	(4,574)	6,535
Inventories	(14,230)	(6,514)	(3,713)
Deferred tax assets and prepaid expenses	707	5,472	10,232
Long-term deferred tax and other assets	3,349	3,192	2,001
Accounts payable	146	(900)	1,071
Accrued liabilities and other current liabilities	5,853	(6,367)	690

Net cash provided by operating activities	49,460	27,733	39,886

Cash Flows From Investing Activities:
Capital expenditures	(2,233)	(2,385)	(2,285)
Cash paid for acquisition of patents and technology assets	—	(5,900)	—
Purchases of available for sale securities	(109,175)	(67,749)	(77,706)
Proceeds from maturities of available for sale securities	46,047	90,304	100,260

Net cash provided by (used in) investing activities	(65,361)	14,270	20,269

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	21,899	8,178	4,898
Repurchases of common stock	(16,395)	(63,000)	(42,740)

Net cash provided by (used in) financing activities	5,504	(54,822)	(37,842)

Effect of exchange rate changes	38	27	25

Net increase (decrease) in cash and cash equivalents	(10,359)	(12,792)	22,338
Cash and cash equivalents, beginning of year	24,895	37,687	15,349

Cash and cash equivalents, end of year	$14,536	$24,895	$37,687

Supplemental Cash Flow Information:
Inventory transferred to prepaid expenses and long term other assets	$11,192	$8,015	$5,037

Cash paid for income taxes	$13,009	$4,860	$108

See accompanying notes to consolidated financial statements.

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Summary of Significant Accounting Policies

VISX, Incorporated.    We develop products and procedures to improve people’s vision with laser vision correction. Our current principal product, the VISX STAR System, is designed to correct the shape of a person’s eyes to reduce or eliminate their need for eyeglasses or contact lenses. The FDA has approved the VISX STAR System for use in the treatment of most types of vision problems including nearsightedness, farsightedness, and astigmatism. We sell treatment cards to control the use of the VISX STAR System and to collect license fees for the use of our patents.

Use of Estimates.    We follow accounting principles generally accepted in the United States of America (“GAAP”) in preparing our financial statements. We must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenues and expenses that we report in our financial statements. Examples include estimates of the reserve for accounts receivable that we will not be able to collect, the potential for inventory obsolescence, the expenses we will incur to provide service under warranty obligations, our various taxation liabilities, the ongoing value of investments, and whether and how much to accrue for legal contingencies. We believe these estimates and judgments are reasonable and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

Principles of Consolidation.    Our consolidated financial statements include the accounts of VISX, Incorporated and its wholly owned subsidiaries (“VISX”) after the elimination of significant intercompany accounts and transactions.

Translation of Foreign Currencies.    We follow Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation” (“SFAS 52”) and related pronouncements in translating foreign currencies. The local currency is the functional currency of our foreign operations. Gains and losses from translation of our foreign operations are included as a component of accumulated other comprehensive income. Foreign currency transaction gains and losses are recognized in the statement of operations and have not been material.

Cash, Cash Equivalents, and Short-term Investments.    We follow Statement of Financial Accounting Standards No. 115, “Accounting For Certain Investments In Debt And Equity Securities” (“SFAS 115”) and related pronouncements in accounting for cash, cash equivalents, and short-term investments. Cash equivalents are debt securities that mature within 90 days from the day we purchase them and can be resold for cash before they mature. Short-term investments are debt securities that mature more than 90 days after we purchase them. Our short-term investments are all classified as current available-for-sale securities because we may sell them before they reach maturity. They are carried at fair market value, with unrealized holding gains and losses recorded in accumulated other comprehensive income. The cost of securities sold is based on the specific identification method. Gains are recognized when realized in our consolidated statements of income. Losses are recognized as realized or when we have determined that an other-than-temporary decline in fair value has occurred.

Concentration of Credit Risks.    Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash, cash equivalents, investments and accounts receivable. We invest primarily in marketable securities and place our investments with high quality financial, government or corporate institutions. We perform ongoing credit evaluations of our customers.

Fair Value of Financial Instruments.    We follow Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value Of Financial Instruments” (“SFAS 107”) and related pronouncements in disclosing the value of financial instruments. The values we show for our financial assets and liabilities as of December 31, 2004 and 2003 (including cash and cash equivalents, short-term investments, accounts receivable, and accounts payable) approximate the fair market value of these assets and liabilities due to their short maturity.

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts Receivable, Allowances For Doubtful Accounts.    We estimate the amount of accounts receivables that will ultimately not be collectible from customers and provide allowances accordingly. To develop this estimate we review all receivables and identify those accounts with problems. For these problem accounts, we estimate individual, specific reserves based on our analysis of the payment history, operations and finances of each account. For all other accounts, we review historical bad debts trends, general and industry specific economic trends, customer concentrations, and current payment patterns to estimate the reserve necessary to provide for payment defaults that cannot be specifically identified but can be expected with reasonable probability to occur in the future.

Impaired Loans.    We follow SFAS No. 114 “Accounting by Creditors for Impairment of a Loan,” (“SFAS 114”) as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosure,” (“SFAS 118”) in accounting for and disclosing all loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the loan’s fair value. We record the current portion of loans in accounts receivable and the long-term portion in long-term deferred tax assets and other assets as appropriate. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or the value of the underlying collateral. Expected cash flows are required to be discounted at the loan’s effective interest rate. SFAS 114 was amended by SFAS 118 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans.

Inventories.    Inventories consist of purchased parts, subassemblies, and finished systems and are stated at the lower of cost or market, using the first-in, first-out method. Inventory costs include material and overhead, which includes labor costs. We regularly review our inventory on hand plus on order and compare this to our estimate of demand over the following 6 months. Based on this analysis, we reduce the carrying value of our inventory for excess and obsolete items. All inventory write-downs result in a new cost basis and are charged to cost of revenues. Inventories consisted of the following (in thousands):

	December 31,
	2004	2003
Raw materials and subassemblies	$9,113	$7,786
Work-in-process	2,723	1,321
Finished goods	2,419	2,112

	$14,255	$11,219

Property and Equipment.    Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets, generally two to seven years, or the lesser of the estimated useful life or the term of the related lease in the case of rental equipment and leasehold improvements. Repair and maintenance costs which do not extend the useful life of the related asset are expensed as incurred. Any purchases of property and equipment not greater than $1,000 have been expensed as incurred and are not material to the consolidated financial statements. Property and equipment is stated at cost and consisted of the following (in thousands):

	December 31,
	2004	2003
Furniture and fixtures	$2,949	$2,992
Machinery and equipment	13,330	14,441
Leasehold improvements	3,558	3,378

	19,837	20,811
Less: accumulated depreciation and amortization	(15,847)	(16,960)

Property and equipment, net	$3,990	$3,851

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization expense of property and equipment for the three years ended December 31, 2004, 2003 and 2002 was $2.1 million, $2.1 million, and $2.8 million, respectively.

Investments.    We follow Accounting Principles Board Opinion No. 18, “The Equity Method Of Accounting For Investments In Common Stock” (“APB 18”) and related pronouncements in accounting for our investments. We hold a minority interest investment in a company developing technologies related to our strategic focus. This investment is included in long-term deferred tax and other assets in the accompanying consolidated balance sheets. We record an investment impairment charge when we believe an investment has experienced a decline in value that is not temporary. To determine whether such an impairment has occurred, we review a number of factors about each company including its financial statements, ongoing operations, and progress on development projects.

Warranties.    We follow Statement of Financial Accounting Standards No. 5, “Accounting For Contingencies” (“SFAS 5”) and related pronouncements in accounting for warranty costs. At the time of sale we accrue our estimate of warranty expenditures to be incurred in the future based principally on our historical cost of providing warranty parts and labor. Periodically, we compare actual costs to our estimates and make adjustments to our warranty accrual accordingly.

Revenue Recognition.    Our revenue is comprised of the following: sale, lease and rental of system equipment and upgrades, service and parts revenue, and license fees and related procedure revenue (“procedure revenue”). We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (“SAB 104”). Under this standard the following four criteria must be met in order to recognize revenue:

(1) Persuasive evidence of an arrangement exists;

(2) Delivery has occurred or services have been rendered;

(3) Our selling price is fixed or determinable; and

(4) Collectibility is reasonably assured

All of our sales are documented by contract or purchase orders specifying sales prices and terms.

We sell directly to end customers in the United States and we sell through distributors in other locations.

The four revenue recognition criteria and other revenue related accounting pronouncements are applied to our sales as described in the following paragraphs.

We recognize license fees and revenues from the sale of treatment cards from direct customers when we ship treatment cards. We recognize revenue upon shipment of treatment cards as we have no continuing obligations or continuing involvement subsequent to shipment. The treatment cards give the customer the right to perform specified procedures on their VISX STAR System for an unspecified period of time. After shipment, we do not accept returns of treatment cards. The fee for a treatment card becomes due upon shipment and is not dependent on actual procedures performed and our customers do not notify us of their treatment card usage. Other revenues included in license and other revenues consist of royalties paid by third party licensees. We recognize these royalties when payment is received.

Within the United States and Japan installation at a customer’s site is required prior to the recognition of system revenues. Outside the United States and Japan our standard terms are FOB VISX, enabling revenue recognition upon shipment. We sell exclusively through independent, third party distributors who are generally responsible for all marketing, sales, installation, training and warranty labor coverage for our products. Our

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

standard credit terms granted to customers are net 30 days (United States) and net 60 days (international). We do not provide rights of return or exchange, price protection or stock rotation rights to any of our distributors.

In addition to our normal credit terms, some customers finance the purchase or rental of their equipment over periods ranging from one to three years directly from us. See note 10 to these consolidated financial statements for further discussion of our long term financing arrangements. These financing agreements are classified as either rental or operating leases or sales type leases as prescribed by SFAS No. 13 “Accounting for Leases”. Under sales type lease agreements, system revenues are recognized based on the net present value of the expected cash flow after installation to direct customers in the United States and Japan or after shipment to international distributors. Under rental or operating lease agreements, rental revenue is recognized over the term of the agreement.

The costs of systems shipped to customers under rental or operating agreements are transferred from inventory to prepaid expenses and long term other assets. This transfer is reflected in the supplemental cash flow information section of our consolidated statements of cash flows. The amortization of these deferred costs is matched with the recognition of the related revenues.

Service revenues relate to the provision of repair and maintenance services under various types of arrangements. For customers who purchase fixed price service contracts, we recognize service revenue on a straight-line basis over the term of the contract. Payments received in advance of services performed, normally for purchases of service contracts by our customers for a one-year period, are initially recorded as deferred revenue. For customers that purchase service contracts on a per procedure basis, we recognize half of the per procedure service revenue in the month the keycards for the procedures are shipped and the other half in the subsequent month. For customers without service contracts, we recognize service revenue when we provide service. We record spare parts revenue upon shipment of the parts.

To the extent that we bundle keycards with equipment orders we follow the guidance of EITF 00-21, “Revenue Arrangements with Multiple Deliverables”. EITF No. 00-21 addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. We record the fair value of the keycards as “License and other revenues” and the residual amount is allocated to “System revenues”. Since we sell keycards separately for a consistent price we have objective and reliable evidence of fair value for this element of the arrangement.

For all types of revenue we assess the credit worthiness of all customers in connection with their purchases. We only recognize revenue if collectibility is reasonably assured.

We provide incentives to customers that are accounted for under EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor Products)”. Customers are not required to provide documentation that would allow us to reasonably estimate the fair value of the benefit received, and such incentives are paid in cash. Accordingly, the incentives are recorded as a reduction of revenue.

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Earnings Per Share.    We follow Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”) and related pronouncements in disclosing and accounting for earnings per share. Basic earnings per share (“EPS”) equals net income divided by the weighted average number of common shares outstanding. Diluted EPS equals net income divided by the weighted average number of common shares outstanding plus dilutive potential common shares calculated in accordance with the treasury stock method. All amounts in the following table are in thousands, except per share data.

	Year Ended December 31,
	2004	2003	2002
Net Income	$38,442	$23,251	$15,342
Basic Earnings Per Share
Net income	$38,442	$23,251	$15,342
Weighted average common shares outstanding	49,229	49,471	53,096

Basic earnings per share	$0.78	$0.47	$0.29

Diluted Earnings Per Share
Net income	$38,442	$23,251	$15,342
Weighted average common shares outstanding	49,229	49,471	53,096
Dilutive potential common shares from stock options	1,640	1,466	720

Weighted average common shares and dilutive potential common shares	50,869	50,937	53,816

Diluted earnings per share	$0.76	$0.46	$0.29

Options to purchase 2,039,000, 3,177,000, and 6,458,000 weighted shares outstanding during 2004, 2003, and 2002, respectively, were excluded from the computation of diluted EPS because the options’ exercise prices were greater than the average market price of our common stock during those years and would have been anti-dilutive.

Legal Contingencies.    We follow Statement of Financial Accounting Standards No. 5, “Accounting For Contingencies” (“SFAS 5”) and related pronouncements in disclosing and accounting for legal contingencies. We are involved in legal proceedings including two stockholder class action lawsuits relating to the merger, see note 12 to these consolidated financial statements. In cases brought against us we must assess the probability of an adverse decision. If we believe it probable that we will lose in our defense and we can reasonably estimate the loss, we accrue an estimate of the potential loss. Currently, we do not believe it is probable that we will lose the cases currently pending and, accordingly, have not accrued any amounts for legal settlements.

Stock-Based Compensation.    We account for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and Financial Accounting Standards Board (“FASB”) Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB No. 25”, and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 148, “Accounting For Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”).

At December 31, 2004, we have nine stock-based employee compensation plans, which are described more fully in Note 6. We account for those plans under the recognition and measurement principles of APB 25 and related Interpretations. In accordance with APB 25 and FIN 44, we record no stock-based employee compensation cost in our net income because (1) all options granted under our stock option plans have an exercise price equal to the market value of the underlying common stock on the date of grant and (2) stock purchased through our Employee Stock Purchase Plan (“ESPP”) is priced at 85% of the fair market value of the stock on the first day of a two-year offering period or as of the end of each six month purchase segment of a two

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

year offering period, whichever is lower. The following table illustrates the effect on net income and earnings per share as if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), to stock-based employee compensation (in thousands, except per share data).

		Year Ended December 31,
		2004	2003	2002
Net Income	As Reported	$38,442	$23,251	$15,342
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		(8,356)	(7,957)	(9,789)

Net Income	Pro Forma	$30,086	$15,294	$5,553

Basic Earnings Per Share	As Reported	$0.78	$0.47	$0.29
	Pro Forma	0.61	0.31	0.10
Diluted Earnings Per Share	As Reported	$0.76	$0.46	$0.29
	Pro Forma	0.59	0.31	0.10

For purposes of computing pro forma net income, we estimate the fair value of each option grant and employee stock purchase plan purchase right on the date of grant using the Black-Scholes option pricing model. The assumptions used to value the option grants and purchase rights are stated as follows:

	Assumptions By Year Options Granted
	2004	2003	2002
Expected life of options (in years)	5.29	4.40	4.22
Expected life of ESPP rights (in years)	1.25	1.25	1.25
Volatility for options	71%	75%	79%
Volatility for ESPP rights	58%	60%	61%
Risk free interest rate for options	3.03%	2.50%	4.09%
Risk free interest rate for ESPP rights	1.87%	1.62%	1.72%
Dividend yield	0.0%	0.0%	0.0%

The weighted average fair value of options granted under our stock option plans during the years ended December 31, 2004, 2003 and 2002 was $12.23, $6.76 and $8.89, respectively. The weighted average fair value per share of options granted under the ESPP during the years ended December 31, 2004, 2003 and 2002 was $5.32, $3.76 and $3.92, respectively.

These pro forma amounts may not be representative of the effects for future years as options vest over several years and additional awards are generally made each year.

New Accounting Pronouncements.    In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” (“SFAS 151”). This standard amends ARB No. 43 to clarify the accounting for certain inventory costs. We will be required to implement the new pronouncement during 2006. We do not expect the adoption of this standard to have a material impact on our financial statements.

In December, 2004, the FASB issued SFAS No. 123 (revised), “Share-Based Payment.” (“SFAS 123(R)”). This standard requires expensing of stock options and other share-based payments and supercedes the FASB’s earlier rule (the original SFAS 123) that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. We currently show the pro forma disclosures in Note 1 to these consolidated

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial statements. We will be required to implement the new pronouncement and begin recording share-based expense at the beginning of the third quarter of fiscal 2005. Although we have not yet determined whether the adoption of the SFAS 123(R) will result in amounts that are similar to the current pro forma disclosures under SFAS 123, we are evaluating the requirements under SFAS 123(R) and expect the adoption to have a significant adverse impact on our consolidated operating results.

In December 2004, the FASB issued FASB Staff Position No. SFAS 109-1 “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“SFAS 109-1”). This Act introduces a special 9% tax deduction on qualified production activities. SFAS 109-1 clarifies that this tax deduction should be accounted for as a special tax deduction in accordance with SFAS 109 we do not expect the adoption of these new tax provisions to have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued FASB Staff Position No. SFAS 109-2 “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“SFAS 109-2”). This Act introduces a limited time 85% dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. SFAS 109-2 provides accounting and disclosure guidance for the repatriation provision. Although SFAS 109-2 is effective immediately, we do not have material amounts of unremitted foreign earnings and do not expect the adoption of these new tax provisions to have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2004, the FASB issued EITF Issue No. 03-1 (“EITF 03-1”), “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” which provided new guidance for assessing impairment losses on investments. Additionally, EITF 03-1 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however the disclosure requirements remain effective for annual periods ending after June 15, 2004 (see Note 3). We will evaluate the impact of EITF 03-1 once final guidance is issued.

Reclassifications.    Certain reclassifications were made to prior year financial data to conform with current year presentation.

Note 2. Segment Reporting

Segments.    SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” (“SFAS No. 131”) established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or chief operating decision making group, in deciding how to allocate resources and in assessing performance. Our CEO is our chief operating decision maker. Our business is focused on one operating segment, products and procedures to improve people’s vision with laser vision correction. All of our revenues and profits are generated through the sale, licensing, and service of products for this one segment.

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Export Revenues.    Export revenues accounted for 16%, 17%, and 23% of total revenues for the years ended December 31, 2004, 2003, and 2002, respectively. We did not generate export revenues to any country that equaled or exceeded 10% of our total revenues for any of the three years ended December 31, 2004. In the following table we have presented our export revenues by geographic region (in thousands):

	Year Ended December 31,
	2004	2003	2002
Europe	$6,710	$7,702	$7,990
Americas (excluding the United States)	3,625	3,915	3,058
Asia and Other	16,059	12,749	21,782

	$26,394	$24,366	$32,830

Substantially all of our long-term assets are located in the United States.

Major Customers.    A significant portion of our revenues are derived from sales to TLC Vision Corporation (“TLC”). Sales to TLC and its operating subsidiaries accounted for 17%, 16%, and 14% of our total revenues in 2004, 2003 and 2002, respectively. TLC, accounted for 21%, 22%, and 22% of our total receivables at December 31, 2004, 2003 and 2002, respectively. Additionally, Taiwan Hwa-In Corporation accounted for 12% of our total receivables at December 31, 2004. No other customers accounted for 10% or more of sales or receivables during any of the three years ended December 31, 2004.

Note 3. Short-Term Investment in Securities and Cash Equivalents

Short-term investments in securities and cash equivalents consisted of the following (in thousands):

	December 31, 2004			December 31, 2003
	Amortized Cost	Gross Unrealized (Loss)	Aggregate Fair Value	Amortized Cost	Gross Unrealized Gain/(Loss)	Aggregate Fair Value
Short-Term Investments
(Available-for-Sale Securities)
US Treasury obligations and direct obligations of US Government agencies	$75,112	$(386)	$74,726	$14,287	$18	$14,305
Federal government sponsored enterprises’ securities	18,112	(71)	18,041	22,605	34	22,639
State & local governmental agency securities	3,698	(18)	3,680	4,906	(6)	4,900
Debt securities of corporations	27,546	(121)	27,425	19,253	84	19,337

	124,468	(596)	123,872	61,051	130	61,181
Cash Equivalents
Money Market	2,055	—	2,055	5,122	—	5,122
Corporate notes	3,300	—	3,300	4,001	—	4,001

	5,355	—	5,355	9,123	—	9,123

Total investments	$129,823	$(596)	$129,227	$70,174	$130	$70,304

All available-for-sale securities held at December 31, 2004 mature within three years of that date. Unrealized holding losses on available-for-sale securities are not significant at December 31, 2003.

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We invest temporarily unused cash in short-term investments to earn interest income. The investments are debt securities issued by the types of organizations noted in the table above, mature within three years of purchase, and are rated at least “A” by nationally recognized credit quality rating organizations. Unrealized gains and losses arise from decreases and increases, respectively, in market interest rates from the date when the securities were purchased to December 31, 2004. We cannot predict the future direction of interest rates and therefore cannot estimate if these investments will be in an unrealized loss position in future reporting periods.

Note 4. Patent and Technology Assets

In April 2003, we acquired technology, including patents and other assets associated with our WaveScan WaveFront System (“WaveScan System”) from 20/10 Perfect Vision Optische Gerate GmbH. We paid $5.9 million for this technology, which was previously licensed to us under an exclusive licensing agreement that is superseded by the acquisition. These assets are included in other assets and are being amortized to cost of system revenues to reflect either actual usage or a straight line charge based on their estimated useful life of five years, whichever is greater. Amortization expense for these assets for the three years ended December 31, 2004, 2003 and 2002 was $1.0 million, $1.9 million, and $0, respectively. Amortization of these assets on a straight line basis would be $1.2 million, $1.2 million, $0.6 million, $0 and $0 for each of the years ending December 31, 2005, 2006, 2007, 2008 and 2009, respectively.

Note 5. Accrued Liabilities and Other Current Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2004	2003
Payroll and related accruals	$5,693	$5,190
Accrued warranty	1,136	1,779
Deposits and deferred revenue	13,653	9,487
Accrued sales and marketing expenses	4,839	2,895
Accrued taxes	12,286	14,445
Accrued legal expenses	1,408	301
Other	1,564	625

	$40,579	$34,722

Changes in the product warranty obligations for the years ended December 31, 2004 and 2003 are as follows (in thousands):

	2004	2003
Balance as of January 1,	$1,779	$1,963
New warranties	465	3,075
Payments	(1,108)	(3,259)

Balance as of December 31,	$1,136	$1,779

Note 6. Stock Based Compensation Plans

We have two open stock option plans, the 2000 Stock Plan (the “2000 Plan”) and the 1995 Director Option and Stock Deferral Plan (the “Director Plan”), plus an Employee Stock Purchase Plan (the “Purchase Plan”). Only outside directors may be granted options under the Director Plan. In addition, we have six terminated stock option plans with options still outstanding.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the Purchase Plan, we may sell up to 2,000,000 shares of common stock to our eligible, full-time employees who do not own 5% or more of our outstanding common stock. Employees can allocate up to 10% of their wages to purchase our stock at 85% of the fair market value of the stock on the first day of a two-year offering period or as of the end of each six month purchase segment of a two year offering period, whichever is lower. We sold 167,000 shares, 141,000 shares, and 110,000 shares in 2004, 2003 and 2002, respectively, and 1,086,000 shares cumulatively through December 31, 2004 under the Purchase Plan. Accordingly, 914,000 shares were available for grant under the Purchase Plan at December 31, 2004.

As of December 31, 2004, we were authorized to grant options for up to 6,300,000 shares under the 2000 Plan and 775,000 shares under the Director Plan. Additionally, under both the 2000 Plan and the Director Plan, any forfeited options become available for re-grant. Through December 31, 2004, we have granted options on 4,734,475 shares and 612,612 shares, respectively, under these plans, and 1,816,532 shares and 207,388 shares, respectively, were available for grant under these plans at December 31, 2004. Under these plans the option exercise price equals the stock’s market price on the date of grant, options generally vest 25% one year after the date of grant and ratably thereafter over three years, and options expire ten years from the date of grant. Options outstanding under the six terminated stock option plans have generally the same eligibility and vesting terms as those described for the current plans, though no further options may be granted under these terminated plans.

A summary of the status of our stock option plans at December 31, 2004, 2003, and 2002 and changes during the years then ended is presented in the following tables (in thousands, except per share data).

	Year Ended December 31,
	2004		2003		2002
Activity	Shares	Wtd. Avg. Ex. Price	Shares	Wtd. Avg. Ex. Price	Shares	Wtd. Avg. Ex. Price
Outstanding, start of year	9,000	$17.77	8,378	$18.30	8,465	$18.73
Granted	1,249	20.44	1,551	11.69	1,246	14.55
Exercised	(1,843)	11.03	(717)	9.87	(620)	6.27
Forfeited	(185)	19.48	(212)	21.00	(713)	27.27

Outstanding, end of year	8,221	19.65	9,000	17.77	8,378	18.30

Exercisable, end of year	5,624	21.23	6,009	19.92	5,341	18.94

Weighted average fair value per option granted	$12.23		$6.76		$8.89

	December 31, 2004
	Options Outstanding			Options Exercisable

Exercise Prices	Shares	Wtd. Avg. Exercise Price	Wtd. Avg. Years Left to Exercise	Shares	Wtd. Avg. Exercise Price
$ 4.63 - $ 8.69	1,322	$7.40	5.86	730	$6.86
8.75 - 15.14	1,294	13.71	6.54	863	13.60
15.47 - 15.90	1,376	15.83	6.19	1,276	15.83
15.91 - 19.73	1,871	18.94	7.49	811	18.16
19.85 - 25.81	1,237	23.51	6.97	823	24.33
26.13 - 49.78	846	31.53	4.38	846	31.53
49.95 - 100.75	275	76.48	4.57	275	76.48

	8,221	19.65	6.37	5,624	21.23

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7. Stockholders’ Equity

On April 4, 2001, our Board of Directors authorized a Stock Repurchase Program under which up to 10 million shares of VISX common stock may be repurchased. In accordance with this authorization and applicable securities laws, we have repurchased 7.8 million shares cumulatively on the open market through December 31, 2004, at a total cost of $106.8 million. Accordingly, 2.2 million shares remain available as of December 31, 2004 for repurchase under the Board of Directors April 2001 authorization. On May 28, 2003, the Board of Directors authorized the repurchase of an additional 3.5 million shares of VISX stock at a total cost of $63.0 million, all of which were purchased during the quarter ended June 30, 2003. Under the terms of the Agreement and Plan of Merger with AMO, however we are precluded from repurchasing any of our outstanding common stock on the open market (see note 13 to these consolidated financial statements).

Note 8. Income Taxes

The provision for income taxes is based upon income before income taxes as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Domestic	$61,582	$38,028	$24,404
Foreign	5	29	77

Income before provision for income taxes	$61,587	$38,057	$24,481

We account for income taxes using SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 provides for an asset and liability approach under which deferred income taxes are based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

Our provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2004	2003	2002
Current:
Federal	$18,858	$11,444	$(230)
State	2,321	1,836	631

	21,179	13,280	401

Deferred, net
Federal	1,500	965	7,139
State	466	561	1,599

	1,966	1,526	8,738

Provision for income taxes	$23,145	$14,806	$9,139

We are entitled to a deduction for federal and state tax purposes with respect to employees’ stock option activity. The net deduction in taxes otherwise payable arising from that deduction has been credited to additional paid-in capital. For calendar year 2004, the net deduction in tax payable arising from employees’ stock option activity is approximately $9.3 million.

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our provision for income taxes is comprised of the following elements, all expressed as a percentage of income before provision for income taxes.

	Year Ended December 31,
	2004	2003	2002
Statutory Federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of Federal benefit	5.9	5.2	5.1
R&D credit, foreign sales benefit, and other	(3.3)	(1.3)	(2.8)

Effective income tax rate	37.6%	38.9%	37.3%

Our effective tax rate decreased in 2004 from 2003 due primarily to a benefit of $2.2 million from the release of certain tax accruals related to differences between our original estimates of certain prior year income tax expenses and revisions based on the elimination of contingencies from prior year tax returns. This was offset by nondeductible merger related expenses of $3.1 million in the fourth quarter of 2004.

Our net deferred income tax assets were as follows (in thousands):

	December 31,
	2004	2003
Cumulative temporary differences
Allowance for doubtful receivables	$1,700	$1,800
Inventories	900	900
Warranty accrual	500	800
Accrued sales promotions and commissions	300	300
Deferred revenue	1,000	3,200
Patents and intangible assets	1,700	800
Other accrued liabilities	4,600	4,900

Net deferred income tax asset	$10,700	$12,700

We believe it is more likely than not that we will generate sufficient taxable income in the future to realize our deferred income tax assets. Therefore, we have not recorded a valuation allowance against our deferred income tax assets. However, given that the laser vision correction industry is subject to economic, market and technology change, we can provide no assurance that our expectation for future taxable income will be realized. Deferred tax assets of $1.3 million and $1.4 million were recorded as non-current at December 31, 2004 and 2003 respectively.

Note 9. Commitments

We lease facilities and equipment under operating leases that expire through 2008. Our expense under these leases was $2,257,000, $2,007,000, and $1,910,000 for the years ended December 31, 2004, 2003, and 2002, respectively. Our purchase commitments include contractual obligations to purchase inventory, supplies and capital equipment. Our future minimum payments under leases and purchase commitments with non-cancelable terms in excess of one year are as follows (in thousands).

	Operating Lease Commitments	Purchase Commitments
Year Ended December 31, 2005	$2,181	6,273
2006	2,040	1,699
2007	1,984	—
2008	868	—
2009	52	—

Total minimum lease payments	$7,125	$7,972

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10. Long-Term Receivables

In an effort to promote the growth of the laser vision correction industry and the use of VISX STAR Systems, in certain markets we provide long-term financing to customers for their purchase of VISX STAR Systems and Wavescan Systems. We consider a number of factors including industry practice, competition, and our evaluation of customers credit worthiness in determining when to offer such financing. We had approximately $7.6 million and $7.0 million of net receivables outstanding at December 31, 2004 and 2003, respectively, under long-term financing agreements. Revenue related to $3.3 million and $1.4 million of these receivables has been deferred at December 31, 2004 and 2003, respectively. Approximately $1.6 million and $2.6 million of these balances were due to be paid after one year, respectively, with the balance due within one year. We include the portion of receivables and long-term notes due to be paid within one year in accounts receivable and the remaining balance in long term deferred tax and other assets in the accompanying balance sheets. We defer the portion attributable to interest using a market rate of interest.

Note 11. Related Parties

In August 2001, we signed a one-year research and development agreement with Medjet Inc. (“Medjet”) under which we provided funding to Medjet to pursue new ophthalmic technologies and products. In addition, we signed a merger agreement with Medjet that provided us with a one-year option, for which we paid $0.5 million, to acquire all outstanding Medjet common stock in a merger transaction for $2.00 per share in cash. During the third quarter of fiscal 2002, our agreements with Medjet were amended to provide us with up to an additional eleven months to acquire all outstanding Medjet common stock in a merger transaction for $2.00 per share in cash. The closing of the potential merger was subject to Medjet’s stockholder approval and to other customary conditions to closing. In August 2001, we also paid $1.3 million to purchase from a third party all outstanding shares of Medjet’s Series B Convertible Preferred Stock, which are entitled to votes equivalent to 1,040,000 shares of Medjet common stock and vote together with Medjet’s common stock. These shares owned by us represent 21% of Medjet’s voting stock. We account for this investment under the equity method prescribed by Accounting Principles Board No. 18, “The Equity Method of Accounting for Investments in Common Stock”. In connection with these agreements, we also entered into a voting agreement with Dr. Eugene Gordon, founder of Medjet, under which Dr. Gordon agreed to vote all of his shares of common stock in favor of the merger, and agreed to sell all of his stock to us in the event that we offered to complete the merger. Additionally, we acquired warrants from Medjet to purchase 1,320,000 shares of Medjet common stock exercisable at $0.75 per share. We also acquired warrants from a third party to purchase 1,365,000 shares of Medjet common stock exercisable at $3.50 per share. The warrants expire during the second half of 2004. Under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, the warrants are treated as derivatives and measured at fair value. At each balance sheet date, the warrants are remeasured at fair value and all gains and losses are recorded in the statements of operations. The carrying value of the warrants was approximately $0, $2,000, and $2,000 at December 31, 2004, 2003 and 2002, respectively.

Under our R&D agreement with Medjet, we paid approximately $2.0 million and $1.0 million to Medjet to fund research and development work they performed during 2002 and 2001, respectively. We expensed payments made to Medjet as research, development, and regulatory expense in our financial statements.

In November 2002, we terminated our merger and research and development agreements with Medjet. In accordance with these agreements, we paid Medjet termination fees of $250,000 in the fourth quarter of 2002. Under generally accepted accounting principles, we are required to review our investment in Medjet’s Series B Convertible Preferred Stock for losses that are other than temporary. We performed an impairment analysis as a result of the continued decline in market capitalization of Medjet common stock. As a result, we recorded an impairment charge equal to the carrying value of our investment of $1.3 million in 2002.

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12. Litigation

In and prior to 2003, we were involved in litigation in the United States and elsewhere with one of our competitors, Nidek, relating to the parties’ respective patent rights and Nidek’s claims that our activities violated antitrust and unfair competition laws. On April 4, 2003, VISX and Nidek signed final agreements covering a global litigation settlement and a worldwide cross-license of certain of the parties’ respective patents. This settlement resulted in the dismissal of all litigation between the parties world wide, and involved a payment by us to Nidek of $9.0 million for the settlement of Nidek’s antitrust and unfair competition claims. The settlement amount of $9.0 million was accrued at December 31, 2002 and paid in full in 2003.

In or about October 2001, VISX terminated a Development and Supply Agreement between itself and Aculight Corporation. The Agreement requires that before any party may commence litigation for any controversy or claim arising under the Agreement, such claim must first be submitted to nonbinding mediation. The parties have exchanged correspondence concerning a claim by Aculight that it is owed approximately $1.9 million in cancellation fees by virtue of VISX’s termination of the Agreement. VISX denies that any amounts are owed because Aculight was in breach of certain obligations under the Agreement at the time of termination; Aculight contends that it did not breach any such obligations. Aculight demanded mediation of this dispute pursuant to the Agreement, and in January 2005, the parties scheduled mediation before Judicial Arbitration and Mediation Services (JAMS) for March 25, 2005. While it is not feasible to predict or determine with certainty the final outcome of the mediation, or any lawsuit filed by Aculight if the parties’ dispute is not resolved by mediation, we believe any such lawsuit would be without merit, and that the mediation or lawsuit would not be likely to give rise to any liability that would materially affect our financial condition or results of operations.

On or about November 12, 2004, two putative class action lawsuits were filed in the Superior Court of the State of California, County of Santa Clara, against VISX and the VISX board of directors. The cases were captioned William Kinchy vs. VISX, Incorporated, et al., Case No. 104CV030447 and Douglas Shearer vs. VISX, Incorporated, et al., Case No. 104CV030452. On January 27, 2005, the court ordered the two cases consolidated under the Kinchy case. On January 28, 2005, William Kinchy filed an amended complaint that alleges, among other things, that the VISX board of directors and certain executive officers breached their fiduciary duties of loyalty and due care by approving the merger agreement and the merger contemplated by the merger agreement without undertaking sufficient efforts to obtain the best offer possible for stockholders. The complaint further alleges that the consideration to be paid in the merger is unfair and inadequate, and that the defendants breached their fiduciary duties of care, loyalty and candor to VISX’s public stockholders in connection with the merger. The complaint seeks an injunction prohibiting VISX from consummating the merger and rights of rescission against the merger and any of the terms of the merger agreement, as well as attorneys’ fees and costs. While it is not feasible to predict or determine with certainty the final outcome of these lawsuits, we believe they are without merit, and are not likely to give rise to any liability that would materially affect our financial condition or results of operations.

We are involved in various other legal proceedings and disputes that arise in the normal course of business. These matters include product liability actions, contract disputes and other matters. Based on currently available information, we believe that we have meritorious defenses to these actions and that the resolution of these cases is not likely to have a material adverse effect on our business, financial position or future results of operations.

Note 13. Acquisition of VISX, Incorporated by Advanced Medical Optics, Inc.

On November 9, 2004 we entered into a definitive merger agreement with Advanced Medical Optics, Inc. (“AMO”). We and AMO are working to close the transaction in the second quarter of 2005. Our stockholders are expected to receive 0.552 of a share of AMO common stock and $3.50 in cash for each share of VISX common stock they own at the completion of the merger, but this mixture of AMO common stock and cash is subject to

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

adjustment as more fully described below. Each of our stockholders would receive cash for any fractional share of AMO common stock that the stockholder would otherwise be entitled to receive in the merger after aggregating all fractional shares to be received by the stockholder.

The merger is expected to qualify as a “reorganization” under the Internal Revenue Code of 1986, as amended. If neither our nor AMO’s counsel is able to render an opinion at the completion of the merger that the merger qualifies as a “reorganization” (based on the mix of cash and stock consideration described above) within the meaning of Section 368(a) of the Internal Revenue Code, then the amount of the cash merger consideration will be reduced and the amount of the stock merger consideration will be increased, in each case to the minimum extent necessary to enable either counsel to render this opinion at the completion of the merger. Based on the number of shares of our common stock outstanding on November 8, 2004, this would occur if the trading price of AMO common stock on the closing date is below approximately $25.37.

Under circumstances specified in the merger agreement, either AMO or VISX may terminate the merger agreement. Subject to the limitations set forth in the merger agreement, the circumstances generally include the following: the other party consents to termination; the merger is not completed by June 30, 2005; a non-appealable final order of a court or other action of any governmental authority has the effect of permanently prohibiting completion of the merger; the required approval of the stockholders of each of AMO and VISX has not been obtained at its special meeting; the other party breaches its representations, warranties or covenants in the merger agreement such that its conditions to completion of the merger regarding representations, warranties or covenants would not be satisfied; the other party has not complied with the provisions of the merger agreement relating to non-solicitation and board recommendations; or if there is an increase in the stock portion of the merger consideration that would cause the total number of shares of AMO common stock to be issued by AMO in connection with the merger to constitute more than 44.9% of the outstanding shares of AMO common stock following the merger, which we currently estimate would occur if the trading price of AMO common stock falls below approximately $17.75, then the walk away right would be triggered. Additionally, if the merger is not completed under certain circumstances specified in the merger agreement, AMO or VISX may be required to pay the other expenses in the amount of $8 million or a break-up fee of $45 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

VISX, Incorporated:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing under Item 9A, that VISX, Incorporated maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). VISX, Incorporated’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that VISX, Incorporated maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, VISX, Incorporated maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of VISX, Incorporated and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 10, 2005 expressed an unqualified opinion on those consolidated financial statements.

/s/    KPMG LLP

Mountain View, California

March 10, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

VISX, Incorporated:

We have audited the accompanying consolidated balance sheets of VISX, Incorporated and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule listed in Item 15(a)(2). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VISX, Incorporated and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule as of and for the three-year period ended December 31, 2004, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of internal control over financial reporting of VISX, Incorporated as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/    KPMG LLP

Mountain View, California

March 10, 2005

VISX, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2005	December 31, 2004
	(unaudited)	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$17,353	$14,536
Short-term investments	143,084	123,872
Accounts receivable, net of allowance for doubtful accounts of $1,902 and $3,895 respectively	34,965	31,584
Inventories	13,211	14,255
Deferred tax assets and prepaid expenses	21,568	22,219

Total current assets	230,181	206,466

Property and Equipment, net	3,784	3,990
Long-Term Deferred Tax and Other Assets	11,733	12,367

Total Assets	$245,698	$222,823

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$6,537	$3,588
Accrued liabilities and other current liabilities	44,277	40,579

Total current liabilities	50,814	44,167

Stockholders’ Equity:
Common stock: $.01 par value, 180,000,000 shares authorized; 64,990,089 shares issued at March 31, 2005 and December 31, 2004, respectively	650	650
Additional paid-in capital	199,951	200,209
Treasury stock, at cost 14,936,136 and 15,066,708 shares, at March 31, 2005 and December 31, 2004 respectively	(240,395)	(242,496)
Accumulated other comprehensive loss	(361)	(67)
Retained earnings	235,039	220,360

Total stockholders’ equity	194,884	178,656

Total Liabilities and Stockholders’ Equity	$245,698	$222,823

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

VISX, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended March 31,
	2005	2004
	(unaudited)
Revenues:
License and other revenues	$37,647	$32,487
System revenues	7,668	6,076
Service and parts revenues	6,024	5,242

Total revenues	51,339	43,805

Costs and Expenses:
Cost of license and other revenues	1,123	980
Cost of system revenues	7,154	5,291
Cost of service and parts revenues	4,262	3,598
Selling, general and administrative	10,510	9,757
Research, development and regulatory	5,172	5,044

Total costs and expenses	28,221	24,670

Income From Operations	23,118	19,135
Interest and other income	890	328

Income Before Provision For Income Taxes	24,008	19,463
Provision for income taxes	9,329	7,707

Net Income	$14,679	$11,756

Earnings Per Share:
Basic	$0.29	$0.24

Diluted	$0.28	$0.23

Shares Used For Earnings Per Share:
Basic	50,007	48,672

Diluted	51,749	50,433

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

VISX, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended March 31,
	2005	2004
	(unaudited)
Cash flows from operating activities:
Net income	$14,679	$11,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,033	2,186
Provision for doubtful accounts receivable	234	85
Increase (decrease) in cash flows from changes in operating assets and liabilities:
Accounts receivable	(3,620)	(293)
Inventories	(1,575)	(1,319)
Deferred tax assets and prepaid expenses	(111)	4,272
Long-term deferred tax and other assets	493	985
Accounts payable	2,949	162
Accrued liabilities and other current liabilities	3,691	2,945

Net cash provided by operating activities	20,773	20,779

Cash flows from investing activities:
Capital expenditures	(313)	(540)
Purchases of available for sale securities	(24,650)	(18,094)
Proceeds from maturities of available for sale securities	5,181	2,705

Net cash used in investing activities	(19,782)	(15,929)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,843	2,476
Repurchases of common stock	—	(8,118)

Net cash provided by (used in) financing activities	1,843	(5,642)

Effect of exchange rate changes on cash and cash equivalents	(17)	8

Net increase (decrease) in cash and cash equivalents	2,817	(784)
Cash and cash equivalents, beginning of period	14,536	24,895

Cash and cash equivalents, end of period	$17,353	$24,111

Supplemental Cash Flow Information:
Cash paid for income taxes	$1,637	$959

Non-cash investing activities:
Inventory transferred to deferred costs under operating leases	$2,612	$1,203

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

March 31, 2005

(Unaudited)

1. Significant Accounting Policies

Basis of Presentation.    We prepared our Condensed Consolidated Interim Financial Statements in conformity with Securities and Exchange Commission rules and regulations. Accordingly, we condensed or omitted certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States. Please read our 2004 Annual Report on Form 10-K to gain a more complete understanding of these interim financial statements.

We included in these interim financial statements all adjustments (consisting primarily only of normal recurring adjustments) that in our opinion are necessary to present fairly our results for the interim period. Our interim financial statements have not been audited.

Earnings Per Share.    Basic earnings per share (“EPS”) equals net income divided by the weighted average number of common shares outstanding. Diluted EPS equals net income divided by the weighted average number of common shares outstanding plus dilutive potential common shares calculated in accordance with the treasury stock method. All amounts in the following table are in thousands, except per share data, and are unaudited.

	Three Months Ended March 31,
	2005	2004
Net income	$14,679	$11,756

Basic earnings per share
Net income	$14,679	$11,756
Weighted average common shares outstanding	50,007	48,672

Basic Earnings Per Share	$0.29	$0.24

Diluted earnings per share
Net income	$14,679	$11,756

Weighted average common shares outstanding	50,007	48,672
Dilutive potential common shares from stock options	1,742	1,761

Weighted average common shares and dilutive potential common shares	51,749	50,433

Diluted Earnings Per Share	$0.28	$0.23

Options to purchase 1,622,258 and 2,172,000 shares with a weighted average exercise price of $37.37 and $33.80, during the three-month periods ended March 31, 2005 and 2004, respectively, were excluded from the computation of diluted EPS because the options’ exercise prices were greater than the average market price of our common stock during these periods and would have been anti-dilutive.

Stock-Based Employee Compensation.    We account for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and Financial Accounting Standards Board (“FASB”) Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB No. 25” and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 148, “Accounting For Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”). In accordance with APB 25 and FIN 44, we record no stock-based employee compensation cost in our net income because (1) all options granted under our stock option plans have an exercise price equal to the market value of the underlying common stock on the date of grant and (2) stock

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS—(Continued)

March 31, 2005

(Unaudited)

purchased through our Employee Stock Purchase Plan is priced at 85% of the fair market value of the stock on the first day of a two-year offering period or as of the end of each six month purchase segment of a two year offering period, whichever is lower. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), to stock-based employee compensation (unaudited, in thousands, except per share data).

		Three Months Ended March 31,
		2005	2004
Net Income	As Reported	$14,679	$11,756
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		(1,437)	(1,947)

Net Income	Pro Forma	$13,242	$9,809

Basic Earnings Per Share	As Reported	$0.29	$0.24
	Pro Forma	0.26	0.20
Diluted Earnings Per Share	As Reported	$0.28	$0.23
	Pro Forma	0.26	0.20

For purposes of computing pro forma net income, we estimate the fair value of each option grant and employee stock purchase plan purchase right on the date of grant using the Black-Scholes option pricing model. The assumptions used to value the option grants and purchase rights are stated as follows:

	Options granted in the three months ended March 31,
	2005	2004
Expected life of options (in years)	—	5.36
Expected life of ESPP rights (in years)	1.25	1.25
Volatility for options	—	72%
Volatility for ESPP rights	54%	59%
Risk free interest rate for options	—	2.86%
Risk free interest rate for ESPP rights	2.61%	1.71%
Dividend yield	—	0.0%

Under the terms of the merger agreement with Advanced Medical Optics, Inc. (“AMO”), we are precluded from granting stock options to our employees or to other parties. Accordingly, there were no options granted under our stock option plans during the three month period ended March 31, 2005. The weighted average fair value of options granted under our stock option plans during the three month period ended March 31, 2004 was $12.34. The weighted average fair value per share of options granted under the ESPP during the three month periods ended March 31, 2005 and 2004 was $9.31 and $4.30, respectively.

These pro forma amounts may not be representative of the effects on net income in future years following our adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (“SFAS No. 123(R)”) as options vest over several years and additional awards are generally made each year.

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS—(Continued)

March 31, 2005

(Unaudited)

2. Segment Reporting

Segments.    Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information,” (“SFAS No. 131”) established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or chief operating decision making group, in deciding how to allocate resources and in assessing performance. Our Chief Executive Officer is our chief operating decision maker. Our business is focused on one operating segment, products and procedures to improve people’s vision with laser vision correction. All of our revenues and profits are generated through the sale, licensing, and service of products for this one segment.

Export Revenues.    Export revenues accounted for 17% and 14% of total revenues for the three month periods ended March 31, 2005 and 2004 respectively. We did not generate export revenues to any country that equaled or exceeded 10% of our total revenues for either of the three month periods ended March 31, 2005 and 2004. In the following table we have presented our export revenues by geographic region (in thousands):

	Three months ended March 31,
	2005	2004
	(Unaudited)
Europe	$2,119	$1,980
Americas (excluding the United States)	827	895
Asia and Other	5,975	3,140

	$8,921	$6,015

Substantially all of our long-term assets are located in the United States.

Major Customers.    A significant portion of our revenues is derived from sales to TLC Vision Corporation (“TLC”). Sales to TLC and its operating subsidiaries accounted for 16% and 20% of total revenues in the first quarter of 2005 and 2004, respectively. TLC accounted for 23% and 21% of our total receivables at March 31, 2005 and December 31, 2004, respectively. Additionally, Taiwan Hwa-In Corporation, one of our Asian distributors, accounted for 10% and 12% of our total receivables at March 31, 2005 and December 31, 2004, respectively.

3. Inventories

Components of inventories are as follows (in thousands):

	March 31, 2005	December 31, 2004

	(Unaudited)
Raw materials and subassemblies	$8,786	$9,113
Work-in-process	2,281	2,723
Finished goods	2,144	2,419

	$13,211	$14,255

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS—(Continued)

March 31, 2005

(Unaudited)

4. Comprehensive Income

We report components of comprehensive income in our annual consolidated statements of stockholders’ equity. Components of comprehensive income (unaudited, in thousands):

	Three Months Ended March 31,
	2005	2004
Net income	$14,679	$11,756
Other comprehensive income (net of tax effects) Increase (decrease) in accumulated unrealized holding gains on available-for-sale securities	(257)	58
Change in accumulated foreign currency translation adjustment	(37)	11

Comprehensive income	$14,385	$11,825

5. Warranty Obligations

Changes in product warranty obligations for the periods ended March 31, 2005 and 2004 are as follows (unaudited, in thousands):

	Three Months Ended March 31,
	2005	2004
Balance as of the beginning of the period	$1,136	$1,779
Expense accrued (recoveries recognized)	454	(14)
Cost of services provided	(550)	(419)
Balance as of the end of the period	$1,040	$1,346

6. Stockholders’ Equity

On April 4, 2001, our Board of Directors authorized a stock repurchase program under which up to 10 million shares of VISX common stock may be repurchased. In accordance with this authorization and applicable securities laws, we have repurchased 7.8 million shares on the open market cumulatively through March 31, 2005, at a total cost of $106.8 million. Accordingly, 2.2 million shares remain available as of March 31, 2005 for repurchase under the Board of Directors’ April 2001 authorization. On May 28, 2003, the Board of Directors authorized the repurchase of an additional 3.5 million shares of VISX stock at a total cost of $63.0 million, all of which were purchased during the quarter ended June 30, 2003. Before repurchasing shares we consider a number of factors including market conditions, the market price of the stock, and the number of shares needed for employee benefit plans. Under the terms of the merger agreement with AMO, we are precluded from repurchasing any of our outstanding common stock on the open market. Accordingly, we did not repurchase any of our common stock in the three month period ended March 31, 2005.

7. New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R). This standard requires expensing of stock options and other share-based payments and supercedes the FASB’s earlier rule (the original SFAS 123) that allowed companies to choose between expensing stock options or showing pro forma disclosure only. We currently show the pro forma disclosures in Note 1 to these condensed consolidated interim financial statements. In April 2005, the SEC approved a new rule to delay the effective date of SFAS 123(R) to annual periods that commence after June 15, 2005. We will be required to implement the new pronouncement and begin recording share-based expense at the beginning of the first quarter of fiscal 2006. Although we have not yet determined whether the adoption of the SFAS 123(R) will

VISX, INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS—(Continued)

March 31, 2005

(Unaudited)

result in amounts that are similar to the current pro forma disclosures under SFAS 123, we expect the adoption of SFAS 123(R) to have a significant adverse impact on our consolidated operating results.

8. Litigation

On or about November 12, 2004, two putative class action lawsuits were filed in the Superior Court of the State of California, County of Santa Clara, against VISX and the VISX Board of Directors. The cases were captioned William Kinchy vs. VISX, Incorporated, et al., Case No. 104CV030447 and Douglas Shearer vs. VISX, Incorporated, et al., Case No. 104CV030452. On January 27, 2005, the court ordered the two cases consolidated under the Kinchy case. On January 28, 2005, William Kinchy filed an amended complaint that alleges, among other things, that the VISX Board of Directors and certain executive officers breached their fiduciary duties of loyalty and due care by approving the merger agreement with AMO and the merger contemplated by the merger agreement without undertaking sufficient efforts to obtain the best offer possible for stockholders. The complaint further alleges that the consideration to be paid in the merger is unfair and inadequate, and that the defendants breached their fiduciary duties of care, loyalty and candor to VISX’s public stockholders in connection with the merger. The complaint seeks an injunction prohibiting VISX from consummating the merger and rights of rescission against the merger and any of the terms of the merger agreement, as well as attorneys’ fees and costs.

On March 14, 2005, we reached an agreement in principle with plaintiff’s counsel pursuant to which plaintiff will release the defendants, as well as AMO and certain VISX agents and affiliates, from all claims that have been brought or could have been brought under state or federal law arising out of or relating to the merger. The settlement agreement remains subject to approval by the Superior Court of the State of California for the County of Santa Clara, which is not expected to be obtained prior to the completion of the merger. Under the agreement in principle, we agreed to make certain additional disclosures that have been included in the joint proxy statement/prospectus. In addition, we have agreed that we will not oppose a fee application by plaintiff’s counsel of up to $500,000. As of March 31, 2005 we have recorded all costs that we expect to incur in connection with the proposed settlement. The settlement does not contemplate any changes to the merger agreement or the merger.

In or about October 2001, we terminated a Development and Supply Agreement with Aculight Corporation (the “Agreement”). The Agreement requires that before any party may commence litigation for any controversy or claim arising under the Agreement, such claim must first be submitted to nonbinding mediation. Aculight has corresponded with us concerning a claim that it is owed approximately $1.9 million in cancellation fees by virtue of our termination of the Agreement. We deny that any amounts are owed because Aculight was in breach of certain obligations under the Agreement at the time of termination; Aculight contends that it did not breach any such obligations. Aculight demanded mediation of this dispute pursuant to the Agreement, and in January 2005, we scheduled mediation before Judicial Arbitration and Mediation Services (JAMS) for March 25, 2005. This mediation is currently ongoing with no agreement having yet been reached. While it is not feasible to predict or determine with certainty the final outcome of the mediation, or any lawsuit filed by Aculight if the parties’ dispute is not resolved by mediation, we believe any such lawsuit would be without merit, and that the mediation or lawsuit would not be likely to give rise to any liability that would materially affect our financial condition or results of operations.

We are involved in various other legal proceedings and disputes that arise in the normal course of business. These matters include product liability actions, contract disputes and other matters. Based on currently available information, we believe we have meritorious defenses to these actions and that resolution of these cases is not likely to have a material adverse effect on our business, financial position or future results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of our acquisition of Pfizer’s ophthalmic surgical business in June 2004, the VISX merger in May 2005 and, in each case, the related financing transactions (collectively, the “Transactions”) on our historical financial position and our results of operations. We have derived our historical consolidated financial data for the year ended December 31, 2004 from our audited consolidated financial statements incorporated by reference herein (adjusted to give pro forma effect to our acquisition of Pfizer’s ophthalmic surgical business as described in the accompanying notes). We have derived our historical consolidated financial data as of and for the three months ended March 25, 2005 from our unaudited condensed consolidated financial statements incorporated by reference herein. We have derived VISX’s historical consolidated financial data for the year ended December 31, 2004 from VISX’s audited consolidated financial statements, and have derived VISX’s historical consolidated financial data as of and for the three months ended March 31, 2005 from VISX’s unaudited condensed consolidated financial statements, in each case which are available in the reports that were previously filed by VISX with the SEC.

The unaudited pro forma condensed combined statements of operation for the year ended December 31, 2004 and the three months ended March 25, 2005 assume that the Transactions took place on January 1, 2004. The unaudited pro forma condensed combined balance sheet as of March 25, 2005 assumes that the Transactions took place on that date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Transactions occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. In addition, AMO, Pfizer’s ophthalmic surgical business and VISX may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the VISX merger.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. A final determination of fair values relating to the VISX merger may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of VISX that exist as of the date of the completion of the VISX merger. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by us and VISX with the SEC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 25, 2005

	Historical AMO	Historical VISX	Pro Forma Adjustments (1)		Pro Forma Combined
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$25,858	$17,353	$(176,167	)(9)	$50,741
			200,000	(7)
			(16,303	)(8)
Short-term investments	—	143,084	—		143,084
Trade receivables, net	198,311	34,965	—		233,276
Inventories	97,297	13,211	—		110,508
Other current assets	53,835	21,568	(3,420	)(12)	71,983

Total current assets	375,301	230,181	4,110		609,592
Property, plant and equipment, net	113,700	3,784	—		117,484
Other assets	51,302	11,733	538	(7)	63,573
Intangibles, net	137,268	—	397,400	(3)	534,668
Goodwill	375,617	—	521,133	(1)	896,750

Total assets	$1,053,188	$245,698	$923,181		$2,222,067

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$9,450	$—	$200,000	(7)	$209,450
Accounts payable	75,425	6,537	—		81,962
Accrued compensation	21,233	—	9,017	(13)	30,250
Other accrued expenses	82,368	44,277	(1,377	)(4)	125,268

Total current liabilities	188,476	50,814	207,640		446,930
Long-term debt, net of current portion	550,643	—	—		550,643
Other liabilities	53,349	—	156,440	(5)	209,789

Total liabilities	792,468	50,814	364,080		1,207,362

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	372	650	(650	)(2)	650
			278	(2)
Additional paid-in-capital	312,974	199,951	(199,951	)(2)	1,515,881
			1,202,907	(2)
Retained earnings (accumulated deficit)	(90,563)	235,039	(235,039	)(2)	(539,763)
			(449,200	)(6)
Accumulated other comprehensive income (loss)	37,960	(361)	361	(2)	37,960
Less treasury stock, at cost	(23)	(240,395)	240,395	(2)	(23)

Total stockholders’ equity	260,720	194,884	559,101		1,014,705

Total liabilities and stockholders’ equity	$1,053,188	$245,698	$923,181		$2,222,067

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)	Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to VISX’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the VISX merger. The preliminary estimated consideration is allocated as follows:

Amount
(In thousands)
Calculation of consideration:
Cash consideration to VISX stockholders (9)	$176,167
Fair value of our shares issued to VISX stockholders (10)	1,136,605
Fair value of vested VISX stock options (11)	66,580
Estimated direct transaction fees and expenses	15,765

Total consideration	1,395,117
Preliminary allocation of consideration:
Book value of VISX’s net assets	(194,884)
Adjustments to historical net book value:
Intangible assets (3)	(397,400)
Other accrued expenses (4)	(1,377)
Other current assets (12)	3,420
Accrued severance (13)	9,017
Non-current deferred tax liability (5)	156,440
In-process research and development (6)	(449,200)

Adjustment to goodwill	$521,133

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of VISX that exist as of the date of the completion of the VISX merger. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

(2)	Represents the acquisition of 100% of the equity of VISX in exchange for 0.552 shares of our common stock and includes the elimination of VISX’s historical equity accounts at March 31, 2005. Also includes the estimated fair value of AMO’s shares issued to VISX stockholders and vested VISX stock options of $1,136.6 million and $66.6 million, respectively.

(3)	Of the total estimated purchase price, $303.2 million has been allocated to technology rights and customer relationships that are expected to be amortized over a weighted average life of 11.4 years and $94.2 million has been allocated to tradename with an indefinite life. This adjustment is preliminary and is based on our management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation. A $50.0 million increase or decrease in value allocated to technology rights and customer relationships would increase or decrease annual amortization by approximately $4.4 million.

Identification and allocation of value to the identified intangible assets was based on the provisions of Statement of Financial Accounting Standard No. 141, “Business Combinations,” (“FAS 141”). The fair value of the identified intangible assets was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition.

The estimates of expected useful lives are based on guidance from FAS No. 141 and take into consideration the effects of competition, regulatory changes and possible obsolescence. The useful lives of technology rights are based on the number of years in which net cash flows have been projected. The useful lives of customer relationships was estimated based upon the length of the contracts currently in place, probability based estimates of contract renewals in the future and natural growth and diversification of other potential customers, which were considered insignificant. Management considers the VISX trade name to be the dominant name in excimer laser vision correction procedures. VISX’s estimated market share of 60 percent demonstrates its commercial success. Management intends to maintain and continue to market existing and new products under the VISX trade name. As management intends to continue to use the VISX trade name indefinitely, an indefinite life was assigned.

Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	VISX historical operating margins;

•	Number of procedures and devices VISX has developed and had approved by the FDA;

•	VISX market share;

•	Contractual and non-contractual relationships with large groups of surgeons; and

•	Patents and exclusive licenses held.

A history of operating margins and profitability, a strong scientific, service and manufacturing employee base and a dominant presence in the excimer laser market were among the factors that contributed to a purchase price resulting in the recognition of goodwill.

(4)	Represents deferred revenue not considered an assumed liability and recording a fair value lease liability.

(5)	The estimated impact on deferred tax liabilities of purchase accounting adjustments of $156.4 million. The estimate of deferred tax liabilities was determined based on the estimated excess book basis over the estimated tax basis of identifiable intangible assets acquired at an estimated statutory rate of approximately 39%. This adjustment is preliminary and subject to change based upon management’s final valuation of the fair values of identifiable intangible assets acquired.

(6)	Represents the estimated charge for in-process research and development of $449.2 million. This adjustment is preliminary and is based on our management’s estimates. The amount ultimately allocated to in-process research and development may differ from this preliminary allocation. This amount has been excluded from the unaudited pro forma condensed combined statements of operations as such charge is non-recurring.

Ongoing research and development of new laser vision correction procedures (hyperopic presbyopia and custom high myopia procedures) accounts for approximately 90% of this charge. The balance relates to new equipment technologies in development (for example—cyclotorsional tracking of the eye). Both new procedures are in FDA clinical trials, with the custom high myopia trial near completion and the hyperopic presbyopia trial in an early stage. New equipment technologies (such as cyclotorsional tracking of the eye) are in different stages of research and development.

The fair value of these IPR&D projects was estimated by performing a discounted cash flow analysis using the “income” approach. Net cash flows attributable to the projects were discounted to their present values at a rate commensurate with the perceived risk, which for these projects was between 18-20%. The following assumptions underlie these estimates.

•	A custom high myopia procedure is forecast to be approved for sale in the U.S. in 2005. A procedure to treat hyperopic presbyopia is forecast to be approved for sale in the U.S. in 2007. Additional research and development expenses for these procedures are expected to range from $5 million to $7 million. This range represents management’s best estimate as to the additional R&D expenses required to bring these products to market in the U.S.

•	Products based on new equipment technologies are forecast to first be available for sale in 2005 and 2006. Additional research and development expenses in the range of $12 million to $14 million represents management’s best estimate as to the additional R&D expenses to bring these products to market.

In addition, solely for the purposes of estimating the fair value of the IPR&D projects, the following assumptions were made:

•	Revenue that is reasonably likely to result from the approved and unapproved potential uses of identifiable intangible assets that includes the estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product cycles;

•	Remaining developmental R&D and sustaining engineering expenses once commercialized were also estimated by management according to internal planning estimates; and

•	The cost structure was assumed to be similar to that for existing products.

The major risks and uncertainties associated with the timely and successful completion of the projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from the estimated results.

(7)	Represents additional borrowings incurred to fund the cash portion of the VISX Acquisition and deferred financing costs of $0.5 million incurred.

(8)	Represents expected payment for deferred financing costs and direct transaction fees and expenses net of amounts already paid.

(9)	Cash consideration to VISX stockholders based upon 50.3 million VISX shares outstanding as of May 27, 2005 at $3.50 per share plus cash consideration for fractional shares.

(10)	Our share equivalent of VISX shares outstanding assumes an exchange ratio of 0.552 based on the terms of the Merger Agreement. The fair value of the 27.8 million shares issued is based on a market value of $40.90 per share of our common stock, which is the average of the quoted market price of our common stock for the period beginning two trading days before and ending two trading days after the VISX merger was announced.

(11)	Represents the intrinsic value of the converted VISX stock options which is calculated as the difference between $40.90, the average of the quoted market price of our stock for the period beginning two days before and ending two days after the VISX merger was announced, and the exercise price of the converted VISX stock options.

(12)	Represents deferred costs associated with the deferred revenue not assumed in the VISX merger.

(13)	Represents severance payments due to certain executives of VISX as a result of the VISX merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Pro Forma AMO(1)	Historical VISX	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share amounts)
Net sales	$816,976	$165,858	$—		$982,834
Cost of sales	300,914	42,386			343,300

Gross profit	516,062	123,472	—		639,534
Selling, general and administrative	357,781	42,483	26,524	(2)	426,788
Research and development	47,040	21,437			68,477

Operating income	111,241	59,552	(26,524)		144,269
Non-operating expense (income)
Interest expense	24,503	—	11,394	(3)	35,897
Unrealized loss on derivative instruments	403	—			403
Other, net	(273)	(2,035)			(2,308)

Earnings before income taxes	86,608	61,587	(37,918)		110,277
Provision for income taxes	30,312	23,145	(14,860	)(4)	38,597

Net earnings	$56,296	$38,442	$(23,058)		$71,680

Net earnings per share:
Basic	$1.53	$0.78			$1.11
Diluted	$1.44	$0.76			$1.05
Weighted average number of shares outstanding:
Basic	36,733	49,229			64,520	(5)
Diluted	39,277	50,869			68,122	(6)

See accompanying notes to unaudited pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE QUARTER ENDED MARCH 25, 2005

	AMO	Historical VISX	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share amounts)
Net sales	$192,519	$51,339	$—		$243,858
Cost of sales	70,439	12,539			82,978

Gross profit	122,080	38,800	—		160,880
Selling, general and administrative	83,815	10,510	6,631	(2)	100,956
Research and development	12,352	5,172			17,524

Operating income	25,913	23,118	(6,631)		42,400
Non-operating expense (income)
Interest expense	5,827	—	2,849	(3)	8,676
Unrealized gain on derivative instruments	(531)	—			(531)
Other, net	(331)	(890)			(1,221)

Earnings before income taxes	20,948	24,008	(9,480)		35,476
Provision for income taxes	7,122	9,329	(4,389	)(4)	12,062

Net earnings	$13,826	$14,679	$(5,091)		$23,414

Net earnings per share:
Basic	$0.37	$0.29			$0.36
Diluted	$0.35	$0.28			$0.34
Weighted average number of shares outstanding:
Basic	37,119	50,007			64,906	(5)
Diluted	39,815	51,749			68,660	(6)

See accompanying notes to unaudited pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Statement of Operations

(1)	Our pro forma results have been adjusted to give pro forma effect to the acquisition of Pfizer’s ophthalmic surgical business as if that transaction had occurred on January 1, 2004.

The total estimated cost of the acquisition was as follows (in thousands):

Cash consideration to Pfizer Inc	$450,000
Direct costs	7,399
Cash acquired	(690)

Total purchase price	$456,709

The above purchase price has been preliminarily allocated based on an estimate of the fair values of assets acquired and liabilities assumed. The final valuation of net assets is expected to be completed as soon as possible, but no later than one year from the acquisition date in accordance with generally accepted accounting principles.

The purchase price has been allocated based on our management’s estimates as follows (in thousands):

Inventories	$52,411
Other current assets	350
Property, plant and equipment	39,066
Intangible assets	135,900
In-process research and development	28,100
Goodwill	255,171
Current liabilities	(14,601)
Non-current liabilities	(655)
Non-current deferred tax liability	(39,033)

Net assets acquired	$456,709

Of the $135.9 million of acquired intangible assets, $121.0 million was assigned to developed technology rights that have a weighted-average useful life of approximately 12.7 years and $14.9 million was assigned to a trademark with a useful life of approximately 13.5 years. Annual amortization of intangible assets is expected to be approximately $10.7 million. Approximately $11.6 million of the goodwill is expected to be deductible for tax purposes. A history of operating margins and profitability, a strong scientific employee base and a strong presence in the viscoelastic market were among the factors that contributed to a purchase price resulting in the recognition of goodwill.

(2)	Reflects amortization of intangibles related to management’s preliminary estimate of the fair value of intangible assets acquired. This adjustment is preliminary and based on management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation and will be based on management’s final valuation of the acquired intangible assets.

(3)	Reflects interest expense of additional borrowings incurred to fund the cash portion of the VISX merger and related costs. The pro forma interest expense arising from the additional borrowings has been computed based upon $200.0 million aggregate borrowings and an average interest rate of 5.63%. Also includes amortization of deferred financing costs ($0.1 million per annum).

(4)	Reflects the pro forma tax effect of the above adjustments to yield an estimated combined effective tax rate of 35% and 34% for the year ended December 31, 2004 and the three months ended March 25, 2005, respectively.

(5)	Reflects the issuance of 27.8 million shares of our common stock to VISX shareholders.

(6)	Reflects the issuance of 27.8 million shares of our common stock to VISX shareholders and the dilutive effect of our stock options exchanged for VISX stock options of 1.1 million shares.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Historical AMO	Historical Pfizer	Pro Forma Adjustments(1)		Pro Forma AMO
	(In thousands, except per share data)
Net Sales	$742,099	$74,877	$—		$816,976
Cost of sales	306,164	21,623	(26,873	)(2)	300,914

Gross profit	435,935		26,873		516,062
Selling, general and administrative	329,197	32,152	(3,568	)(3)	357,781
Research and development	73,716	1,424	(28,100	)(4)	47,040

Operating income	33,022		58,541		111,241
Non-operating expense (income):
Interest expense	26,933	—	4,070	(5)	24,503
			(6,500	)(6)
Unrealized loss on derivative instruments	403	—	—		403
Loss due to exchange of 3 1/2 Convertible Senior Subordinated Notes due 2003	116,282	—	(116,282	)(7)	—
Other, net	10,620	—	(10,893	)(8)	(273)

Earnings (loss) before income taxes	(121,216)		188,146		86,608
Provisions for income taxes	8,154	—	22,158	(9)	30,312

Net earnings (loss)	$(129,370)		$165,988		$56,296

Business total direct expenses		55,199

Direct revenue in excess of direct expenses		$19,678

Net earnings (loss) per share:
Basic	$(3.89)				$1.53
Diluted	$(3.89)				$1.44	(11)
Weighted average number of shares outstanding:
Basic	33,284				36,733	(10)
Diluted	33,284				39,277	(11)

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(1)	Reclassifications between cost of sales and selling, general and administrative expense have been made to the historical presentation of Pfizer’s ophthalmic surgical business, which is referred to as the Pfizer Business, in order to conform to the pro forma condensed combined presentation.

(2)	Reflects a $28.1 million decrease related to the sale of acquired inventory adjusted to fair value, a $0.3 million decrease in depreciation expense related to management’s estimate of the fair value of property, plant and equipment and a $1.5 million increase related to the reclassification of direct distribution costs included in selling, general and administrative expenses of the Pfizer Business.

(3)	Reflects a $1.5 million decrease related to the reclassification of direct distribution costs included in selling, general and administrative expenses of the Pfizer Business and a $2.0 million decrease in amortization of intangibles related to our management’s estimate of the fair value of intangible assets acquired. The $2.0 million decrease in amortization of intangibles is estimated based upon expected amortization for the year of $10.7 million compared to amortization of $12.7 million included in our historical and Pfizer’s historical statements of operations.

(4)	Reflects the adjustment to decrease research and development expense by the $28.1 million in-process research and development charge resulting from the application of purchase accounting to the acquisition of the Pfizer Business.

(5)	Reflects pro forma interest expense resulting from our new debt capital structure implemented at the end of the second quarter of 2004 based on LIBOR of 1.58% as of December 31, 2004, as follows:

Year Ended December 31, 2004
(In thousands)
Pro forma adjustment to interest expense:
2.50% convertible senior subordinated notes(a)	$4,375
Term loan(b)	4,788
Amortization of deferred financing costs(c)	1,562

Pro forma interest expense	10,725
Less interest expense on existing debt refinanced:
3 1/2% convertible senior subordinated notes	(3,141)
9 1/4% senior subordinated notes	(3,094)
Repayment of Japan term loan	(420)

Pro forma adjustment	$4,070

(a)	Reflects pro forma interest expense on the $350.0 million of outstanding 2.50% convertible senior subordinated notes due 2024, which are referred to as the 2.50% Notes, at an interest rate of 2.50%.
(b)	Reflects pro forma interest expense on the $250.0 million term loan under our senior credit facility at an assumed interest rate of LIBOR plus 2.25%. A 0.125% change in interest rates would result in a change in the pro forma interest expense of $0.3 million related to the floating interest rate of the term loan.
(c)	Reflects amortization of deferred financing fees over the expected term of the related instrument (five years for the term loan and five and a half years for the 2.50% Notes).

(6)	Reflects the adjustment to decrease interest expense for the write-off of deferred financing fees, original discount and recognition of realized gains on interest rate swaps and the commitment fee paid to senior credit facility lenders resulting from the tender offer and consent solicitation, the private exchanges and the repayment of the Japan term loan aggregating $6.5 million, as such amounts are not expected to have a continuing impact on our operations and relate directly to the acquisition.

(7)	Reflects the adjustment for $89.1 million relating to the value of equity issued in excess of conversion price in the private exchanges and $27.2 million of premium paid in the private exchanges.

(8)	Reflects the adjustment to decrease Other, net by $10.8 million of tender offer premium and consent payments for the 9 1/4% senior subordinated notes and $0.1 million of other debt extinguishment costs, as such amounts are not expected to have a continuing impact on our operations and relate directly to the acquisition.

(9)	Reflects the pro forma tax effect of the above adjustments at an estimated combined effective tax rate of 35% for the year ended December 31, 2004.

(10)	Reflects the issuance of 7.0 million shares of our common stock in the private exchanges less the 3.6 million weighted average shares related to the private exchanges already included in basic shares outstanding.

(11)	Includes the dilutive effect of approximately 2.1 million shares for stock options and 0.4 million shares for the 3 1/2% Notes not repurchased as part of the private exchanges and the after tax impact of $0.1 million of interest expense for the 3 1/2% Notes not purchased as part of the private exchanges as follows:

Net earnings	$56,296
Interest expense, after tax, for 3 1/2% Notes included in net earnings	123

Adjusted net earnings	$56,419

Basic shares outstanding	36,733
Dilutive effect of stock options and awards	2,125
Dilutive effect of 3 1/2% Notes	419

Diluted shares outstanding	39,277

Diluted earnings per share	$1.44

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.
(Registrant)

	By:	/s/ Richard A. Meier
Date: July 13, 2005		Richard A. Meier
Executive Vice President Finance and Operations
and Chief Financial Officer